                                                       Exhibit 10.4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of the Effective Date, as defined in Section 6 hereof, by and between Southern National Bancorp of Virginia, Inc. (the “Company”) and Mr. R. Roderick Porter (“Employee”).  Together, the Company and Employee may be referred to hereinafter as the “Parties.”

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1.

Resignations.  In order to effect Employee’s separation from the Company and its wholly-owned subsidiary, Sonabank, Employee hereby resigns (a) Employee’s position as Executive Vice Chairman of the Board of each of the Company and Sonabank, effective as of March 30, 2020 (the “Separation Date”), (b) Employee’s position as a member of the boards of directors of each of the Company and Sonabank, effective as of the date of the Company’s 2020 annual meeting of stockholders, which is currently expected to be held on May 23, 2020 (the “Annual Meeting Date”), (c) Employee’s employment with the Company and Sonabank and, except as set forth in Section 1(b), all other positions Employee holds with the Company, Sonabank, and any of their respective affiliates (including, without limitation, Southern Trust Mortgage, LLC (“STM”)), effective as of the Separation Date, and (d) Employee’s position as a member of the board of managers and any other governing body of STM, effective as of the Separation Date).  Employee agrees and acknowledges that he has been paid all outstanding wages through and including the date of Employee’s most recent paycheck, less customary and applicable payroll deductions.  Employee confirms and agrees that he has received all wages, commissions, reimbursements, payments, or other benefits to which Employee is entitled as a result of Employee’s employment with the Company and Sonabank, other than those that have not yet become due pursuant to the normal payroll schedule of the Company and Sonabank and which the Company agrees will be paid in accordance with such normal payroll schedule.  In addition, the Company agrees to reimburse Employee for any business expenses incurred in the ordinary course which have not yet been reimbursed, in accordance with the Company’s normal practices.  Other than the payments set forth in this Agreement, the parties agree that neither the Company nor Sonabank owes any additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company or Sonabank arising out of their employment relationship or the termination of employment or relating to any other matter.

2.	Consideration for this Agreement. In consideration of Employee’s promises and the General Release of Claims and Covenant Not To Sue contained in Section 3 of this Agreement, the Company agrees to:

a. pay or provide to Employee the payments and benefits set forth in Section 5(a) of the Employment Agreement (as defined in Section 7 hereof), subject to the terms and conditions thereof, except that (1) Employee shall receive twelve (12) months (instead of six (6) months) of base salary continuation at the rate in effect on the Separation Date, payable in accordance with the established payroll practices of the Company (but not less frequently than monthly and in equal installments); and (2) Section 5(a)(ii) of the Employment Agreement shall be amended to provide that the Company shall provide Employee with access to a personal assistant in a manner consistent with past practice for three (3) years (instead of two (2) years) following the Separation Date, provided that the dollar value attributed to the services provided by such personal assistant to Employee shall not exceed $60,000 per year; provided, further, that if the Company determines in its sole discretion that it is unable to provide Employee with such access to a personal assistant at any time during the three years, then the Company shall pay to Employee a lump sum cash payment equal to $60,000 per year for the remainder of the three-year period, pro-rated for partial calendar years; and

b. take the following actions with respect to certain of Employee’s outstanding options: (1) amend Employee’s 72,000 options outstanding on the Separation Date with an exercise price greater than $9.70 (the “3-Year Extension Options”) such that the period of time in which Employee has to exercise the shares subject to the 3-Year Extension Options shall be extended until the earlier of (i) the expiration of the original term of each Option or (ii) the third anniversary of the Separation Date; and (2) amend Employee’s 20,000 options outstanding on the Separation Date with an exercise price equal to $9.14 (the “2-Year Extension Options” and, together with the 3-Year Extension Options, the “Extended Options”) such that the period of time in which Employee has to exercise the shares subject to the 2-Year Extension Options shall be extended until the earlier of (i) the expiration of the original term of each Option or (ii) the second anniversary of the Separation Date.  Notwithstanding the foregoing, in no event shall any Extended Option remain outstanding or exercisable: (i) more than 10 years following the date of grant of the Option; or (ii) following the Extended Option’s original expiration date.

The Company agrees that Employee’s initial annual installment of his Normal Retirement Benefit under his Supplemental Executive Retirement Plan agreement entered into with Sonabank, effective as of April 2, 2018, shall be paid on October 1, 2020.

3.	General Release of Claims and Covenant Not To Sue.

a.General Release of Claims.  In consideration of the payments made to Employee by the Company and the promises contained in this Agreement, Employee on behalf of himself and Employee’s agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries (including, without limitation, Sonabank), parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives (including, without limitation, Alston & Bird LLP), shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement.  This General Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s and Sonabank’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law.  Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Payment of Wage Law, and any and all other local, state, and federal law claims arising under statute or common law.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 3(d) below.

b.Covenant Not to Sue.  Except as expressly set forth in Section 4 below, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement, other than to enforce his rights under this Agreement.

c.Representations and Acknowledgements.  This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company and Sonabank arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 3(d) below.  By signing this Agreement, Employee acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims.  This Agreement shall not in any way be construed as an admission by the Company or any of the other Releasees of wrongdoing or liability or that Employee has any rights against the Company or any of the other Releasees.  Employee represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Section 3.

d.Exceptions to General Release.  Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of (i) any rights of Employee under this Agreement; (ii) any vested benefits under any Company or Sonabank-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any recovery to which Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; (v) Employee’s right to challenge the validity of Employee’s release of claims under the ADEA; (vi) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; and (vii) any claims arising after the date on which Employee executes this Agreement.

4.

Protected Rights.  Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on Employee’s release of claims set forth in Section 3 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

5.

Acknowledgment.  Employee shall have until the forty-fifth (45th) day after he receives this Agreement to execute this Agreement.  If he does not execute the Agreement by that date, the offer contained in this Agreement shall be revoked by the Company.  The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, Employee of Employee’s opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so.  Employee expressly acknowledges and agrees that he has been offered at least forty-five (45) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, and that he has had sufficient time and opportunity to consult with an attorney or other advisor of Employee’s choosing concerning the execution of this Agreement.  Employee acknowledges and agrees that he fully understands that the Agreement is final and binding (except as set forth in Section 6 below), that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Employee acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company and the other Releasees from all claims covered by Section 3.

6.

Revocation and Effective Date.  The Parties agree Employee may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to the Company.  Such notice must be delivered to Mark Kanaly, Alston & Bird LLP, 1201 West Peachtree Street NE, Atlanta, Georgia 30309, mark.kanaly@alston.com, and must actually be received by him at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Employee revokes the Agreement within the revocation period described in this Section, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Employee executes this Agreement.

7.

Survival of Certain Obligations on Employee.   Employee’s obligations under Section 6 of the Amended and Restated Employment Agreement dated as of October 2, 2019 between Employee and the Company (the “Employment Agreement”), as well as any other provisions of the Employment Agreement necessary to interpret or enforce Employee’s obligations under such Section 6, shall remain in full force and effect in accordance with their terms, and nothing in this Agreement shall alter such obligations or terms.

8.

Return of Property.  Employee’s access to Employee’s Company e-mail account will be terminated on April 3, 2020, but the Company will make its IT staff reasonably available between the Separation Date and the Annual Meeting Date to cooperate in good faith with Employee to retrieve Employee’s personal contacts and personal e-mails from such account.  Employee represents and warrants that (a) he will return to the Company on or before the Annual Meeting Date, all documents, materials, equipment, keys, recordings, client contact information, other client-related information, sales information, workforce information, production information, computer data, and other material and information relating to Company or any of the other Releasees, or the business of the Company or any of the other Releasees (“Company Property”), and (b) he has not retained or provided to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations of Company Property, except for materials that have been provided to all directors of the Company.  To the extent that Employee has any Company Property in electronic form (including, but not limited to, Company-related e-mail), Employee represents and warrants that, after returning such electronic Company Property as described in this Section, he will permanently delete on or before the Annual Meeting Date, such Company Property from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media devices, or equipment.  Employee further represents and warrants that he has not provided and will not provide any Company Property to any third party, including any documents, equipment, or other tangible property, but with the exception of non-confidential materials generally distributed by Company to clients or the general public.

9.

Non-Disparagement.  Employee agrees that, except as may be required by law or court order, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its business, its employees, or any of the Releasees. This Section 9 is not intended to in any way limit any of the Protected Rights contained in Section 4 of this Agreement, or to prevent Employee from providing truthful testimony in response to a valid subpoena, court order, or request from a Government Agency.  In addition, to the extent that Employee engages in discussions or other communications with customers, investors, analysts, or shareholders of the Company and its subsidiaries and affiliates, or any other third parties that have business relationships with the Company and its subsidiaries and affiliates, or the media, Employee will strictly limit such communications to matters that have been publicly disclosed by the Company and its subsidiaries and affiliates.  The Company will advise the members of its board of directors (and those of the Sonabank’s board of directors) and all executive officers of the Company and Sonabank (collectively, the “Persons to be Advised”) that they should not make public statements that are in any way disparaging or negative towards Employee. The Company will advise the Persons to be Advised that a non-disparagement agreement is in effect and will use reasonable efforts to enforce compliance with this Agreement.

10.

Final Agreement.  Subject to Section 7, this Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Virginia without giving effect to its conflict of law principles.

12.	Severability. With the exception of the release contained in Section 3, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other sections shall remain fully and validly enforceable.  If the general release and covenant not to sue set forth in Section 3 of this Agreement is found to be unenforceable, this Agreement shall be null and void and Employee will be required to return to the Company all Consideration already paid to Employee.  The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

13.

Waiver.  The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision.  Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14.

No Reemployment.  Employee agrees that by signing this Agreement, he relinquishes any right to employment or reemployment with the Company or any of the other Releasees.  Employee agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if he reapplies for or seeks employment with the Company or any of the Releasees, the Company’s or any of the Releasees’ refusal to hire Employee based on this Section 14 shall provide a complete defense to any claims arising from Employee’s attempt to obtain employment.

15.

Stand-Still.  For a period of 24 months from the date of this Agreement, unless Employee shall have been specifically invited in writing by the Company, neither Employee nor any person acting on behalf of or in concert with Employee will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) or enter into an agreement to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to more than 5% of the securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board, or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.  Employee also agrees during such period not to request the Company (or its directors, officers, employees, advisors or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

16.

Required Disclosure.  Employee acknowledges he has been provided with a notice (Exhibit A to this Agreement), pursuant to the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), that fully complies with the requirements of 29 U.S.C. § 626(f)(1)(H).

(Signature page follows)

The Parties hereby signify their agreement to these terms by their signatures below.

/s/ R. Roderick Porter Date: March 30, 2020	Southern National Bancorp of Virginia, Inc. By: /s/ Dennis J. Zember Name: Dennis J. Zember, Jr. Title: President and Chief Executive Officer Date: March 30, 2020

Exhibit A

This notice applies to the exit incentive conducted at Southern National Bancorp of Virginia, Inc. (the “Company”) and the severance payments being offered in connection therewith (the “Exit Incentive and Severance Program”).  For purposes of the Exit Incentive and Severance Program, you were considered to be a part of the organizational unit consisting of employees working as part of the Office of the Chairman (the “Organizational Unit”).  To be eligible for the Severance described in the attached Agreement, you must execute the Agreement within forty-five (45) days after you receive it, and not revoke the Agreement during the seven (7) day revocation period following execution of the Agreement.  The Severance offered in the Agreement in connection with the Exit Incentive and Severance Program is, therefore, contingent upon the Company receiving a signed and unrevoked Agreement, which includes a general release of claims, from you.

The following is a list of the ages and job titles of persons in the Organizational Unit who were selected for inclusion in the Exit Incentive and Severance Program in exchange for signing an agreement which includes a general release:

Job Title	Age
Executive Chairman	75
Executive Vice Chairman	75

There are not any employees in the Organizational Unit who were not selected for inclusion in the Exit Incentive and Severance Program.